PRICING SUPPLEMENT NO. 95-23 Dated October 4, 1995      Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                        BENEFICIAL CORPORATION

                      Medium-Term Notes, Series H
                          (Book Entry Notes)


Salomon Brothers Inc purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on October 10, 1997, at a principal price of $50,000,000 for resale to investors from time to time at prices based on market conditions at the time of resale.

      Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  October 10, 1997       Initial Interest Rate:
                                        Determined as if the Settlement
                                        Date was an Interest Reset Date
Interest Rate Basis:
  Prime Rate                          Interest Payment Period
                                        Quarterly
Specify Other Base Rate:   N/A
                                      Interest Reset Period:
Index Maturity:  N/A                    Each Business Day (as further
                                        described in the Prospectus
Spread:  minus 2.75%                    Supplement) through and
                                        including the Business Day
                                        next preceding the Maturity
Spread Multiplier:   N/A                Date.

                                      Settlement Date (Issue Date):
Maximum Interest Rate:  N/A             October 10, 1995

                                      Calculation Agent:
Minimum Interest Rate:   N/A            Chase Manhattan Bank, N.A.

                                      Optional Repayment Date(s):
Interest Payment Dates:                  N/A
  Each January 10, April 10, July 10
  and October 10, commencing on       Additional Terms:
  January 10, 1996 through and          For the purposes of the Notes
  including October 10, 1997.           contemplated hereunder,
                                        interest payments will include
                                        interest accrued to, but
                                        excluding, the Interest
                                        Payment Date.